Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2020
(millions, except per share amounts)
Operating Revenue	$16,825

Operating Expenses	13,119

Income from operations	3,706

Earnings (loss) from equity method investee	(2,140)

Other income	468

Interest and related charges	1,791

Income from operations including noncontrolling interests before income tax expense	243

Income tax expense (benefit)	(381)

Net income including noncontrolling interests	624
Noncontrolling interests	79

Net Income Attributable to Dominion Energy	$ 545

Earnings Per Common Share
Net income attributable to Dominion Energy - Basic	$ 0.60
Net income attributable to Dominion Energy - Diluted	0.50

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2020
(millions)
Operating Revenue	$7.940

Operating Expenses	5,959

Income from operations	1,981

Other income	45

Interest and related charges	517

Income before income tax expense	1.509

Income tax expense	270

Net Income	$1,239

DOMINION ENERGY GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2020
(millions)
Operating Revenue	$2,139

Operating Expenses	1,666

Income from continuing operations	473

Earnings from equity method investee	44

Other income	176

Interest and related charges	246

Income from continuing operations before income tax expense	447

Income tax expense	5
Net income from continuing operations	442
Net income from discontinued operations	61
Net income including noncontrolling interests	503
Noncontrolling interests	120

Net Income Attributable to Dominion Energy Gas	$ 383